PRESS RELEASE



                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                        4TH QUARTER AND YEAR END RESULTS

           Clifton, New Jersey - May 1, 2006 -- Clifton Savings Bancorp, Inc. (NASDAQ: CSBK) (the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three months and year ended March 31, 2006. Net income was $882,000 for the three months ended March 31, 2006, a decrease of $646,000, or 42.3%, as compared to $1.53 million for the three months ended March 31, 2005. Net income was $3.67 million for the year ended March 31, 2006, a decrease of $1.61 million, or 30.5%, as compared to $5.28 million for the year ended March 31, 2005. Net income decreased primarily due to the effects of the increasing short-term interest rate environment on the Company's net interest margin and spread and the expense associated with the granting of stock awards in December 2005, of which 20% were immediately vested. Both basic and diluted earnings per common share were $0.03 for the three months ended March 31, 2006, as compared to $0.05 for the three months ended March 31, 2005. Both basic and diluted earnings per common share were $0.13 and $0.18 for the years ended March 31, 2006 and 2005, respectively. Dividends declared per common share were $0.05 for both the three months ended March 31, 2006 and 2005. The quarterly dividend of $0.05 to be payable on May 25, 2006 is the ninth consecutive cash dividend paid by the Company since becoming a stock organization in March 2004. Dividends declared per common share were $0.20 for the year ended March 31, 2006, as compared to $0.14 for the year ended March 31, 2005, an increase of $0.06, or 42.9%.

           Net interest income decreased $761,000, or 14.9%, for the three months ended March 31, 2006, to $4.34 million as compared to $5.10 million for three months ended March 31, 2005, reflecting a 38 basis point decrease in the net interest margin coupled with a decrease of $2.1 million in average net interest-earning assets. Average interest-earning assets increased $2.5 million, or 0.3%, which consisted of increases of $59.1 million in loans, $10.1 million in investment securities and $758,000 in other interest-earning assets, partially offset by a decrease of $67.5 million in mortgage-backed securities. Loans and securities increased primarily due to the redeployment of repayments of mortgage-backed securities and cash and cash equivalents into higher yielding assets. Average interest-bearing liabilities increased $4.6 million, or 0.7%, which consisted of an increase of $19.2 million in interest-bearing deposits partially offset by a decrease of $14.6 million in borrowings. Net interest margin decreased to 2.13% for the quarter ended March 31, 2006, from 2.51% for the quarter ended March 31, 2005. The net interest rate spread decreased 54 basis points to 1.45%, as the 20 basis point increase to 4.44% in the average yield earned on interest-earning assets was not sufficient to offset the 74 basis point increase to 2.99% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment experienced during the quarter ended March 31, 2006.

           Net interest income decreased $1.2 million, or 6.3%, to $17.8 million for the year ended March 31, 2006, as compared to $19.0 million for year ended March 31, 2005, reflecting an increase of $4.6 million in average net interest-earning assets partially offset by a 32 basis point decrease in the net interest margin. Average interest-earning assets increased $56.8 million, or 7.4%, which consisted of increases of $79.4 million in loans and $31.8 million in investment securities, partially offset by a decreases of $29.7 million in mortgage-backed securities and $24.7 million in other interest-earning assets. Loans and securities increased primarily due to the redeployment of repayments of mortgage-backed securities and cash and cash equivalents into higher yielding assets. Average interest-bearing liabilities increased $52.2 million, or 9.0%, which consisted of increases of $26.3 million in interest-bearing deposits and $25.9 million in borrowed funds. Net interest margin decreased to 2.16% for the year ended March 31, 2006, from 2.48% for the year ended March 31, 2005. The net interest rate spread decreased 44 basis points to 1.52%, as the 20 basis point increase to 4.29% in average yield earned on interest-earning assets was not sufficient to offset the 64 basis point increase to 2.77% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment experienced during the year ended March 31, 2006.

           The provision for loan losses of recorded during the year ended March 31, 2006 decreased $100,000 or 38.5% to $160,000 from $260,000 for the year ended March 31, 2005. Provisions of $0 and $25,000 were recorded during the three months ended March 31, 2006 and 2005, respectively. The larger provisions in the prior periods were the result of larger increases in the loan portfolio during the prior periods. The gross loan portfolio increased $50.8 million, or 14.3%, from $354.6 million at March 31, 2005 to $405.4 million at March 31, 2006. The previous year's increase in the gross loan portfolio was $104.0 million, or 41.5%. The majority of the increase in 2006 was in one-to-four-family residential real estate loans, which increased $43.5 million, or 13.0%, for the year. Non-performing loans increased from $1,000 at March 31, 2005 (consisting of one one- to four-family residential real estate loan) to $10,000 at March 31, 2006 (consisting of two one- to four-family residential real estate loans). The percentage of non-performing loans to total loans has been consistently low, remaining under 0.01% to total gross loans at both period ends. The allowance for loan losses stood at $1.26 million at March 31, 2006, or 0.31% of gross loans, as compared to $1.10 million at March 31, 2005, or 0.31% of gross loans, reflecting the consistent risk profile of our loan portfolio.

           Non-interest expense increased $333,000 or 12.5%, to $3.00 million for the three months ended March 31, 2006, as compared to $2.67 million for the three months ended March 31, 2005. Non-interest expense increased over the periods primarily as a result of a $175,000 or 11.7% increase in salaries and employee benefits, a $91,000 or 65.8% increase in directors' compensation, and a $82,000 or 21.0% increase in miscellaneous expenses, partially offset by a $42,000 or 44.1% decrease in advertising expense. The increases in salaries and employee benefits and directors' compensation were largely due to the granting of stock awards to employees and directors in December 2005, pursuant to the Company's 2005 Equity Incentive Plan. The expense of these awards for the quarter ended March 31, 2006 totaled $207,000 for employees and $92,000 for outside directors. The increase in miscellaneous expenses is mainly attributable to expenses related to the internal control evaluation and testing required to comply with the Sarbanes-Oxley Act, while the decrease in advertising was mainly due to prior year's promotional expenses related to branch renovations and new deposit products.

           Non-interest expense increased to $12.1 million for the year ended March 31, 2006, as compared to $10.3 million for the year ended March 31, 2005, an increase of $1.8 million or 17.5%. The components of non-interest expenses which experienced significant change were salaries and employee benefits, directors' compensation and miscellaneous expenses, which increased $1.2 million, $466,000 and $200,000, respectively. The increases in salaries and employee benefits and directors' compensation were mainly attributable to granting of stock awards in December 2005, of which 20% were immediately vested. The expense of these awards totaled $1.1 million for employees and $489,000 for outside directors during the year ended March 31, 2006. The 12.5% increase in miscellaneous expenses is mainly attributable to the expensing of previously capitalized costs relating to potential branch sites, and expenses related to the internal control evaluation and testing required to comply with the Sarbanes-Oxley Act. These increases were partially offset by decreases in advertising and legal expenses.

           The Company's total assets decreased $7.0 million, or 0.8%, to $834.9 million as of March 31, 2006, from $841.9 million at March 31, 2005. Net loans increased $49.5 million, or 14.0%, to $403.7 million at March 31, 2006 from $354.2 million at March 31, 2005, primarily due to strong origination volume, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $48.0 million, or 11.0%, to $387.9 million at March 31, 2006, from $435.9 million at March 31, 2005. Cash and cash equivalents decreased by $8.5 million, or 27.3 %, to $22.6 million at March 31, 2006 as compared to $31.1 million at March 31, 2005. The funds received from maturities and repayments of securities, along with cash and cash equivalents were redeployed into higher yielding loans.

           Total liabilities decreased $1.6 million, or 0.3%, to $637.1 million at March 31, 2006 from $638.7 million at March 31, 2005. The decrease in total liabilities reflected an increase of $15.5 million, or 2.7%, in deposits from $556.5 million as of March 31, 2005 to $572.0 million at March 31, 2006 which resulted from the offering of competitive special rates on select types of savings products. There were no short-term borrowed funds outstanding at March 31, 2006, a decrease of $5.0 million or 100.0% since March 31, 2005. Long-term borrowed funds decreased $12.4 million or 17.6% to $57.9 million at March 31, 2006 from $70.3 million at March 31, 2005. During the year ending March 31, 2006, $12.4 million of long-term borrowings were repaid in accordance with their original terms.

           Total stockholders' equity decreased $5.5 million, or 2.7%, to $197.7 million at March 31, 2006 from $203.2 million at March 31, 2005. The decrease resulted primarily from the repurchase of 835,696 shares of Company common stock for $8.69 million, cash dividends paid of $2.49 million and a net increase in unrealized losses of $369,000 on the available for sale securities portfolios, partially offset by net income of $3.67 million, $759,000 in ESOP shares committed to be released, and $1.59 million for stock awards earned under the 2005 Equity Incentive Plan.

           "The decrease in earnings for the year ended March 31, 2006 was the result of operating in the flat yield curve environment," reported John A. Celentano. Jr., Chairman and Chief Executive Officer. "However, we are pleased that the quality of loans remains very strong, our delinquencies continue to remain extremely low and our stock repurchasing program is on track."

           The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

           This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                                                           AT MARCH 31,
                                                    ---------------------------------------------------------
                                                            2006                2005            % Change
                                                    ---------------------  ----------------  ----------------
                                                            (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                                    $834,880          $841,877            -0.83%
Loans receivable, net                                            403,682           354,162            13.98%
Cash and cash equivalents                                         22,623            31,121           -27.31%
Securities                                                       387,850           435,854           -11.01%
Deposits                                                         571,962           556,453             2.79%
Borrowings                                                        57,874            75,263           -23.10%
Total equity                                                     197,748           203,173            -2.67%




                                                             YEAR ENDED MARCH 31,
                                                    ---------------------------------------------------------
                                                            2006                2005            % Change
                                                    ---------------------  ----------------  ----------------
                                                            (Dollars in thousands)
OPERATING DATA:
Interest income                                                 $ 35,352          $ 31,369            12.70%
Interest expense                                                  17,572            12,397            41.74%
                                                    ---------------------  ----------------
Net interest income                                               17,780            18,972            -6.28%
Provision for loan losses                                            160               260           -38.46%
                                                    ---------------------  ----------------
Net interest income after
   provision for loan losses                                      17,620            18,712            -5.84%
Noninterest income                                                   265               361           -26.59%
Noninterest expense                                               12,094            10,279            17.66%
                                                    ---------------------  ----------------
Earnings before income taxes                                       5,791             8,794           -34.15%
Total income taxes                                                 2,124             3,514           -39.56%
                                                    ---------------------  ----------------
Net earnings                                                    $  3,667          $  5,280           -30.55%
                                                    =====================  ================

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                    ---------------------------------------------------------
                                                            2006                2005            % Change
                                                    ---------------------  ----------------  ----------------
                                                             (Dollars in thousands)
OPERATING DATA:
Interest income                                                 $  9,036          $  8,615             4.89%
Interest expense                                                   4,699             3,517            33.61%
                                                    ---------------------  ----------------
Net interest income                                                4,337             5,098           -14.93%
Provision for loan losses                                              -                25           100.00%
                                                    ---------------------  ----------------
Net interest income after
   provision for loan losses                                       4,337             5,073           -14.51%
Noninterest income                                                    65                71            -8.45%
Noninterest expense                                                3,002             2,669            12.48%
                                                    ---------------------  ----------------
Earnings before income taxes                                       1,400             2,475           -43.43%
Total income taxes                                                   518               947           -45.30%
                                                    ---------------------  ----------------
Net earnings                                                    $    882          $  1,528           -42.28%
                                                    =====================  ================



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


                                                               At or For the Year                      At or For the Three
                                                                 Ended March 31,                      Months Ended March 31,
                                                        ----------------------------------   ------------------------------------
                                                              2006             2005                2006              2005
                                                           ----------       -----------        -----------       -------------
Performance Ratios (1):
Return on average assets                                         0.43%            0.67%                0.42%             0.73%
Return on average equity                                         1.83%            2.62%                1.78%             3.01%
Interest rate spread (2)                                         1.52%            1.96%                1.45%             1.99%
Net interest margin (3)                                          2.16%            2.48%                2.13%             2.51%
Noninterest expense to average assets                            1.43%            1.30%                1.44%             1.28%
Efficiency ratio (4)                                            67.02%           53.35%               68.20%            51.64%
Average interest-earning assets to
   average interest-bearing liabilities                          1.30x            1.32x                1.30x             1.30x
Average equity to average assets                                23.76%           25.48%               23.76%            24.32%
Basic and diluted earnings per share                        $    0.13       $     0.18            $    0.03        $     0.05
Dividends declared per share                                $    0.20       $     0.14            $    0.05        $     0.05
Dividend payout ratio                                           67.96%           33.52%               71.43%            41.36%


Capital Ratios:
Tangible capital                                                17.28%           17.52%               17.28%            17.52%
Core capital                                                    17.34%           17.56%               17.34%            17.56%
Risk-based capital                                              47.02%           50.83%               47.02%            50.83%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                                             0.31%            0.31%                0.31%             0.31%
Allowance for loan losses as a percent of
   nonperforming loans                                       12600.00%       110000.00%            12600.00%        110000.00%
Net charge-offs to average outstanding
   loans during the period                                       0.00%            0.00%                0.00%             0.00%
Nonperforming loans as a percent of
   total loans                                                   0.00%            0.00%                0.00%             0.00%
Nonperforming assets as a percent of
   total assets                                                  0.00%            0.00%                0.00%             0.00%

Other Data:
Number of:
   Real estate loans outstanding                                2,266            2,173                2,266             2,173
   Deposit accounts                                            35,658           34,709               35,658            34,709
   Full service customer service facilities                        10               10                   10                10

----------------------------
(1)    Performance ratios for the three-month periods presented are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

Contact:

Clifton Savings Bank, S.L.A.
Bart D'Ambra, 973-473-2200